Exhibit 99.1
Company Contact:
Allen Dodge
Health Grades, Inc.
303-716-0041
adodge@healthgrades.com
For Immediate Release
Health Grades, Inc. Announces Fourth Quarter and Year-End 2007 Results
— Annual Total Revenue Up 30%, In-line with Expectations —
— Annual Operating Margin 26%, Slightly Above Expectations —
Golden, Colo. (February 21, 2008) — Health Grades, Inc. (NASDAQ: HGRD), the leading independent healthcare quality ratings company, today reported financial results for the fourth quarter and year ended December 31, 2007.
Total revenue for the three months ended December 31, 2007 was approximately $8.7 million, an increase of $0.9 million, or 13% over the same period of 2006 as a result of strong growth from Provider Services. Total revenue for the year ended December 31, 2007 increased 30% to approximately $36.2 million from $27.8 million for the year ended December 31, 2006. As previously disclosed in the Company’s prior filings with the Securities and Exchange Commission as well as prior earnings releases, total revenue for the year ended December 31, 2007, includes $3.4 million from an arbitration award paid to HealthGrades by Hewitt Associates (Hewitt).
Ratings and advisory revenue for the three months ended December 31, 2007 increased approximately $0.9 million to approximately $8.7 million from approximately $7.8 million for the three months ended December 31, 2006. For the year ended December 31, 2007, ratings and advisory revenue increased $4.9 million to approximately $32.7 million from approximately $27.8 million for the year ended December 31, 2006 primarily as a result of strong growth from Provider Services. For the year ended December 31, 2007, sales of the Company’s suite of marketing and quality improvement products to hospitals accounted for approximately $5.1 million of the increase in total revenue, while sales of quality information to consumers and others increased $1.0 million and sales of quality information to employers, benefit consultants, health plans and others decreased approximately $1.1 million.

Gross margins for the three and twelve months ended December 31, 2007 were approximately 83% and 85%, respectively, compared to 84% and 83% for the same periods of 2006. Operating margins for the three and twelve months ended December 31, 2007 were approximately 16% and 26% (inclusive of the Hewitt award), respectively, compared to 16% and 17% for the same periods of 2006.
Operating income for the three months ended December 31, 2007 was approximately $1.4 million, a $0.1 million increase over the three months ended December 31, 2006. Operating income for the year ended December 31, 2007, inclusive of the Hewitt award, was approximately $9.2 million, a $4.4 million increase over 2006.
Net income for the three months ended December 31, 2007 was approximately $1.2 million or $0.04 per diluted share, compared to approximately $0.9 million or $0.03 per diluted share, for the same period of 2006. Net income for the year ended December 31, 2007 was $6.7 million or $0.20 per diluted share, compared to $3.2 million or $0.09 per diluted share for the same period of 2006.
Provider Services
For the three months ended December 31, 2007, Provider Services revenue, which principally includes sales of hospital marketing products and quality improvement products, was approximately $6.8 million, an increase of $1.1 million, or 20% over the same period of 2006. For the year ended December 31, 2007, Provider Services revenue was approximately $25.1 million, an increase of $5.1 million, or 25% over the same period of 2006. These increases principally reflect sales of the Company’s marketing products to new hospital clients and increased sales to existing clients. For 2007, 24% of all new sales in Provider Services were to existing clients. For the years ended December 31, 2007 and 2006, the Company retained, or signed new contracts representing approximately 70% and 75%, respectively, of the annual contract value of hospitals whose contracts had first or second year anniversary dates.
Internet Business Group
For the three months ended December 31, 2007, Internet Business Group revenue, which includes the sale of HealthGrades’ quality reports to consumers, revenue from the Company’s Internet Patient Acquisition™ product and any website advertising and sponsorship revenue, was approximately $1.6 million, an increase of $0.1 million, or 6% over the same period of 2006. For the year ended December 31, 2007, Internet Business Group revenue was $6.1 million, an increase of $1.0 million, or 20% over the same period of 2006. This increase is due to an increase in revenue from the Company’s Internet Patient Acquisition product, which is primarily a result of the Company’s agreement with Tenet Healthcare signed in the second quarter of 2006. In addition, the three months ended December 31, 2007 includes revenue from internet advertising whereas the three months ended December 31, 2006 included no internet advertising revenue. These increases were partially offset by a slight decrease in sales of quality reports to consumers.
In 2007, the majority of the Company’s advertising revenue came from advertisements placed through the Google AdSense platform. During the second half of 2007, the Company began to place advertisements on its website and signed its first test advertising campaign with a pharmaceutical company. In addition, the Company implemented DoubleClick as its ad serving engine at the end of December.
Strategic Health Solutions
For the quarter ended December 31, 2007, Strategic Health Solutions revenue, which includes sales of HealthGrades’ quality information to employers, benefit consultants, health plans and others, as well as any sales of the Company’s data, was approximately $0.4 million, a decrease of $0.3 million, or 40% over the same period of 2006. For the year ended December 31, 2007, Strategic Health Solutions revenue was $1.5 million, a decrease of approximately $1.1 million, or 43% over the same period of 2006.

Operating Expenses
Operating expenses increased approximately $0.6 million to approximately $5.9 million for the three months ended December 31, 2007 from approximately $5.3 million for the three months ended December 31, 2006. Sales and marketing expenses remained consistent, product development expenses increased approximately $0.6 million, and general and administrative expenses remained flat for the three months ended December 31, 2007 compared to the three months ended December 31, 2006. For the year ended December 31, 2007, operating expenses increased approximately $3.2 million to $21.6 million from $18.4 million for the year ended December 31, 2006. The increase in operating expenses is due to an increase in product development costs of approximately $1.9 million, an increase in sales and marketing expenses of approximately $0.7 million, and an increase in general and administrative expenses of approximately $0.6 million.
As a percentage of total revenue, product development expenses increased from approximately 13% for the three months ended December 31, 2006 to approximately 18% for the same period of 2007. This increase is principally due to additional personnel hired to support product development efforts, including both the improvement of existing products as well as the development of new product offerings. In particular, the Company added personnel to focus on advertising initiatives, as well as numerous projects that are in process with its search engine partners. In addition, the Company continues to invest in the improvement of physician data. The physician data which the Company maintains relates to nearly 800,000 physicians. HealthGrades continues to acquire new physician data and refine the matching process to improve both the impact and the accuracy of their data.
General and administrative expenses for the three months ended December 31, 2007 were approximately $1.8 million compared to approximately $1.7 million for the three months ended December 31, 2006. For the years ended December 31, 2007 and 2006, general and administrative expenses were $7.0 million and $6.4 million, respectively. Included as a reduction in general and administrative expenses for the year ended December 31, 2007 is approximately $0.9 million in legal fees awarded to HealthGrades by the panel of arbitrators in the Hewitt arbitration that was recorded as a reduction to expenses, offset by a net increase of approximately $1.5 million resulting primarily from increases in personnel costs.
Interest Income
Interest income was approximately $0.3 million and $1.3 million for the three months and year ended December 31, 2007 compared to approximately $0.2 million and $0.7 million for the three months and year ended December 31, 2006 mainly as a result of higher cash balances during 2007 as well as increased investment yields resulting from higher market interest rates earned on invested cash. In addition, interest income for the year ended December 31, 2007 included approximately $0.2 million related to interest received on the Hewitt award described above.
Income Taxes
Income tax expense for the three months and year ended December 31, 2007 was approximately $0.5 million and $4.1 million, respectively, while income tax expense for the three months and year ended December 31, 2006 was approximately $0.6 million and $2.3 million, respectively. For the three and twelve months ended December 31, 2007, the Company’s effective income tax rate was approximately 31% and 38%, respectively, compared to 40% and 42% for the three and twelve months ended December 31, 2006, respectively. The effective tax rate for the three months ended December 31, 2007 decreased from the three months ended December 31, 2006 primarily due to a reduced estimate of 2007 state income taxes recorded during the period. The annual effective tax rate decreased primarily because non-deductible compensation expense related to incentive stock options declined relative to total taxable income in the 2007 period compared to the 2006 period.

Cash Position; Stock Repurchases
As of December 31, 2007, the Company had approximately $23.4 million in cash and cash equivalents, a 46% increase over the balance at December 31, 2006. During the three months ended December 31, 2007, the Company purchased 555,045 shares of its common stock for an aggregate purchase price of approximately $3.0 million. From June 22, 2006 through February 20, 2008, the Company has repurchased 2,397,931 shares at an average purchase price of $4.99. For the year ended December 31, 2007, the Company generated approximately $12.3 million in cash flow from operations. This includes the $4.5 million payment from Hewitt Associates as a result of the arbitration award in the second quarter of 2007, and is net of estimated tax payments of approximately $3.5 million that were paid in September and December 2007.
2007 Results
Kerry Hicks, Chairman and Chief Executive Officer of Health Grades, Inc. stated, “Our results for the year were in line with our top line revenue growth and operating margin expectations. These strong results came during a year in which we made major investments in building out two of our key initiatives — our advertising platform and our Internet Patient Acquisition program. We focused on adding the right people, products and partnerships in 2007 to help accelerate our growth in 2008 and beyond. As the healthcare marketplace evolves, HealthGrades is determined to continue to be a key driver in that evolution; and, the investments we made this past year are reflective of our progress as we look to expand our model to fully realize the value of HealthGrades’ unique content, particularly as it relates to advertising opportunities. We know that the more than three million consumers that come to our website each month are not simply consumers, but rather patients.”
2008 Outlook
For 2008, the Company is forecasting ratings and advisory revenue of between $41 and $46 million. In addition, the Company anticipates an operating margin of between 17% and 21%.
“Our forecast for 2008 is based upon our expectation that the majority of our revenue growth will come from our Provider Services business and our Internet Business Group”, Mr. Hicks began. “We expect our Provider Services business will grow approximately 20%, resulting in approximately $30 million in revenue for 2008. We expect this growth will be driven by sales to new clients, additional sales to existing clients, increased prices for our services and additional product offerings.”
“Additionally, we believe that the investments we made in our Internet Business Group in 2007 will drive our anticipated higher rate of growth in this area in 2008. Indeed, we expect a higher growth rate in the Internet Business Group than in our Provider Services Business. Specifically, we expect to see traction from our advertising initiatives as well as increased sales from our Internet Patient Acquisition product.”
“We expect our Strategic Health Solutions Business to have an impact on our revenue growth. We believe this area will also grow more rapidly than our Provider Services Business; but, due to the fact that our revenue in this area as a percentage of total revenue is relatively small, the impact on our total revenue growth will be proportionally less.”

“Finally, we also expect to begin to see a modest contribution to our revenues from our healthcare credit card product which was launched in 2007. As we do not have as much visibility with respect to the timing of sales in our Internet Business Group, Strategic Health Solutions Business or our healthcare credit card product, we are not providing specific growth expectations with respect to these areas at this time.”
“We look forward to 2008 as a year to report tangible results from the investments we have made over the past year.”
As previously announced, HealthGrades will hold a conference call, which will also be broadcast live over the Internet, to discuss fourth quarter financial results today, at 11:00 a.m. Eastern Time/9:00 a.m. Mountain Time. The broadcast will be hosted on the Company’s website located at www.healthgrades.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. If you would like to participate, please call (800) 561-2601 at least ten minutes prior to the start time of 11:00 am ET/9:00 am MT on February 21, 2008 and reference the following — Confirmation number: 38800236, Host Name: Allen Dodge, Company: HealthGrades. The telephone replay will be available one hour after the conclusion of the teleconference at (888) 286-8010 passcode 72445774 until March 22, 2008.
About Health Grades, Inc.
HealthGrades (NASDAQ: HGRD) is the leading independent healthcare ratings company, providing ratings and profiles of hospitals, nursing homes and physicians to consumers, corporations, health plans and hospitals. Millions of consumers and many of the nation’s largest employers, health plans and hospitals rely on HealthGrades’ independent ratings and decision-support resources to make healthcare decisions based on the quality and cost of care. More information on the Company can be found at http://www.healthgrades.com.
This press release contains forward-looking statements, including without limitation statements relating to the Company’s expected revenue growth and operating margin in 2008, growth drivers, rate of growth, and management’s expectations surrounding the timing of the launch of a major search engine’s health portal, the Company’s expectations with respect to its newer product offerings and revenue guidance. Actual results may differ materially from those described in such forward-looking statements due to several factors, including without limitation, a change in timing with respect to the launch of a major search engine’s health portal, significant variance in expected sales across the Company’s product areas, slower than expected adoption of some of the Company’s newer product areas such as advertising/sponsorship sales, the Company’s inability to continue increasing sales of its licensing agreements, a decline in anticipated contract retention rates, the Company’s inability to enter into meaningful contractual arrangements and to successfully expand certain lines of business and other factors described in the Company’s filings with the Securities and Exchange Commission, especially the section entitled “Risk Factors” in its 2006 Annual Report on Form 10-K. The Company does not undertake to update its forward-looking statements.

HEALTH GRADES, INC.
Condensed Statements of Income

	Three Months Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Revenue:
Ratings and advisory revenue	$8,724,342	$7,752,059	$32,741,610	$27,764,021
Other	8,800	1,111	3,425,465	6,231

Total revenue	8,733,142	7,753,170	36,167,075	27,770,252

Expenses:
Cost of ratings and advisory revenue	1,465,660	1,249,885	5,320,044	4,593,310

Gross margin	7,267,482	6,503,285	30,847,031	23,176,942

Operating expenses:
Sales and marketing	2,569,881	2,573,808	9,145,113	8,423,777
Product development	1,560,916	1,005,916	5,486,128	3,547,335
General and administrative	1,778,854	1,684,120	6,990,942	6,388,708

Income from operations	1,357,831	1,239,441	9,224,848	4,817,122

Other:
Loss on sale of assets and other	(727)	—	(25,995)	(43)
Interest income	288,287	202,196	1,330,903	689,230
Interest expense	(122)	(95)	(1,771)	(387)
Minority interest	98,188	—	327,835	—

Income before income taxes	1,743,457	1,441,542	10,855,820	5,505,922

Income taxes	545,103	579,711	4,107,649	2,324,412

Net income	$1,198,354	$861,831	$6,748,171	$3,181,510

Net income per common share (basic)	$0.04	$0.03	$0.24	$0.11

Weighted average number of common shares used in computation (basic)	28,479,761	28,636,680	28,621,171	28,432,185

Net income per common share (diluted)	$0.04	$0.03	$0.20	$0.09

Weighted average number of common shares used in computation (diluted)	33,398,968	33,498,144	33,703,558	33,628,330

HEALTH GRADES, INC.
Condensed Balance Sheets

	DECEMBER 31,	DECEMBER 31,
	2007	2006
	(Unaudited)
ASSETS
Cash and cash equivalents	$23,369,368	$16,024,373
Accounts receivable, net	6,935,341	8,895,709
Prepaid expenses and other current assets	836,222	712,021

Total current assets	31,140,931	25,632,103

Property and equipment, net	1,641,456	1,765,961
Intangible assets, net	357,128	115,001
Goodwill	3,106,181	3,106,181
Deferred income taxes	689,633	400,339

Total assets	$36,935,329	$31,019,585

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$326,039	$340,742
Accrued payroll, incentive compensation and related expenses	2,222,970	1,838,282
Accrued expenses	432,928	311,941
Current portion of capital lease obligations	1,476	1,391
Current portion of deferred rent	68,544	75,074
Deferred income	17,739,152	15,897,374
Income taxes payable	13,843	76,288
Deferred income taxes	113,914	63,190

Total current liabilities	20,918,866	18,604,282

Long-term portion of capital lease obligations	2,387	3,863
Long-term portion of deferred rent	229,321	268,392

Total liabilities	21,150,574	18,876,537

Commitments and contingencies

Minority interest	248,011	—

Stockholders’ equity:
Preferred stock, $0.001 par value, 2,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, and 50,895,623 and 48,775,357 shares issued as of December 31, 2007 and 2006, respectively	50,895	48,775
Additional paid-in capital	96,860,004	94,604,033
Accumulated deficit	(58,716,933)	(65,465,104)
Treasury stock, 21,424,236 and 20,321,910 shares as of December 31, 2007 and 2006, respectively	(22,657,222)	(17,044,656)

Total stockholders’ equity	15,536,744	12,143,048

Total liabilities and stockholders’ equity	$36,935,329	$31,019,585